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For further information contact:
George R.L. Meiling 614/248-5908
John A. Russell         614/248-5989


FOR RELEASE: 9:30, am July 24, 1995

             BANC ONE INDICATES THAT IT HAS WITHDRAWN
               ITS OFFER TO ACQUIRE BANK OF BOSTON

BANC ONE CORPORATION, Columbus, Ohio (NYSE:ONE) indicated that it has advised the Board of Directors of the Bank of Boston that the $45 per share offer made on July 24th has been withdrawn.

John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, said, "We made an offer for the Bank of Boston because we have stated interest in the region and the company has significantly improved its performance over the last two years. It's one of the last major banks in new England and would be an important addition to a national franchise." He continued, "We believe that the offer we made created more value for the Bank of Boston shareholders than the proposed merger of equals with CoreStates. McCoy added, "The Bank of Boston Board of Directors took the right action by terminating the proposed transaction with CoreStates and we would welcome an opportunity to talk to the Bank of Boston about a possible affiliation with BANC ONE under more normal circumstances."

BANC ONE had assets of $86.8 billion and common equity of $7.6 billion at June 30, 1995. BANC ONE operates 65 banks with 1,408 offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also operates several additional corporations that engage in data processing, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing, mortgage banking, consumer finance and insurance.

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